U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2007

SYNTHETIC BLOOD INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

2-31909

(Commission File No.)

New Jersey	22-3067701
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626

(Address of principal executive offices)

(714) 427-6363

(Registrant’s telephone number)

Not Applicable

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities

On December 29, 2007, Synthetic Blood International, Inc., entered into a purchase agreement with Fiona International SA, an offshore investment fund. Under the terms of the purchase agreement Synthetic Blood agreed to sell to Fiona for $6,075,000 in cash five-year convertible notes in the principal amount of $13,500,000 and warrants to purchase 27,327,935 shares of common stock at an exercise price of $0.247 per share over a term of five years from the date of issue. Original issue discount on the principal amount at the notes based on an interest rate of 11% per annum over the five-year terms is applied on the date of issuance to reduce the amount of cash payable to purchase the notes to $6,075,000. Each holder of notes receives approximately 2.024291 warrants for each dollar of principal represented by the note issued to the investor. Synthetic Blood just received the first $650,000 for the purchase of notes and warrants, and is advised by the buyer that the remaining balance of $5,425,000 should be paid on or before January 31, 2008.

Synthetic Blood previously reported that it received in November 2007, $1,000,000 as an advance for bridge financing from four investors. Synthetic Blood has reached an agreement with the investors to credit the advance to the purchase of convertible notes identical to the notes described above in the principal amount of $2.222 million, after giving effect to the original issue discount. The investors who provided the advance will also receive 4,498,425 warrants identical to the warrants described above.

The notes are payable in 48 equal installments beginning one year after the date of issuance and can be paid at the election of Synthetic Blood in cash or common stock at a rate of $0.247 of principal for on share of common stock, subject to adjust for stock dividend, stock splits, stock combinations, and certain other anti-dilution events. Synthetic Blood can use stock to pay the notes only if the shares issued in payment have been registered for resale under the Securities Act of 1933 or can be sold by the holder without restriction under Rule 144. The holders of the notes can convert the notes to common stock at any time. Synthetic Blood agreed to register the shares issuable on conversion of the notes and exercise of the warrants on or before January 9, 2009.

Synthetic Blood has agreed to pay to Horizon Finance Capital Group, Ltd. a fee for its services in obtaining the $1,000,000 advance and exchange of the advance for convertible notes and warrants in an amount equal to $100,000 in cash plus 2.5 million five-year warrants identical to the warrants issued to the investors described above, except the exercise price is $0.245 per share. Synthetic Blood will also pay to Horizon for its services in assisting with the placement of the $13.5 million convertible note in an amount equal to seven percent in cash of the net proceeds received (a maximum of $425,250), plus 2.5 million shares of restricted common stock, plus 10 million warrants identical to the warrants issued to the investors described above.

During the one-year period prior to November 2007, Synthetic Blood periodically received short-term loans from approximately 20 persons to fund its immediate working capital needs in the aggregate amount of $1,689,911. Synthetic Blood intends to offer to the persons who made the loans the opportunity to exchange the loans for convertible notes and warrants on the same terms as the sale of notes and warrants to Fiona International described above. Assuming all the person who made loans accept the offer, Synthetic Blood would issue additional convertible notes in the aggregate principal amount of $3,848,132, and warrants to purchase 7,789,741 common shares. No commission or fee will be paid to any person in connection with the offer of exchange.

The convertible notes and warrants will be offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D and/or Regulation S adopted under the Securities Act of 1933 for sales of securities without registration in offshore transactions. This report does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Item 9.01	Financial Statements and Exhibits

Furnished with this report as Exhibit 10.1 is a copy of the purchase agreement between Synthetic Blood International, Inc., and Fiona International SA entered into on December 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: January 7, 2008	By:	/s/ Robert J. Larsen
Robert J. Larsen, President

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